EXHIBIT 99.1

CONTACT:	Barry Susson Chief Financial Officer (215) 676-6000	Brendon Frey or Tom Ryan (203) 682-8200
OR
OF:	Deb Shops, Inc. 9401 Blue Grass Road Philadelphia, PA 19114	Integrated Corporate Relations 450 Post Road East Westport, CT 06880
DEB SHOPS REPORTS FOURTH QUARTER AND FISCAL 2007 YEAR-END RESULTS
DEB SHOPS ALSO REPORTS FEBRUARY SALES
Philadelphia, PA — March 8, 2007 — Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the fourth quarter ended January 31, 2007.
For the fourth quarter of fiscal 2007, net sales decreased 3.7% to $85.1 million compared to $88.4 million in the fourth quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $36.7 million resulting in a gross margin of 43.1% for the period. This compares to gross profit of $39.0 million and a 44.2% gross margin in the fourth quarter of fiscal 2006. Fourth quarter net income was $10.4 million compared to $12.8 million in the fourth quarter of fiscal 2006, while diluted earnings per share were $0.73 versus $0.89 in last year’s fourth quarter.
As of January 31, 2007, the Company had $127.7 million in cash and marketable securities, shareholders’ equity of $146.0 million, and no debt.
Net sales for the year ended January 31, 2007 were $324.7 million compared to $325.0 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $110.8 million resulting in a gross margin of 34.1% for fiscal 2007 versus gross profit of $113.3 million and a 34.9% gross margin in fiscal 2006. Net income was $21.4 million, or $1.49 per diluted share, versus $25.3 million, or $1.78 per diluted share, for the year ended January 31, 2006.
Marvin Rounick, President and CEO of Deb Shops, stated, “Despite a difficult selling environment in our core markets, we finished the year with earnings per share near the high-end of our revised guidance range. Throughout fiscal 2007 we did experience some softness in certain merchandise categories which we believe was driven by a combination of our product assortment and at times, difficult economic conditions for our value focused consumers. We also incurred higher operating costs, primarily related to payroll and store expenses, which also impacted our bottom line. Despite these challenges we begin the new year committed to reestablishing our momentum in order to improve our financial performance and increase our share of the market.”
During the fourth quarter of fiscal 2007, Deb Shops opened three new stores and remodeled two existing locations. The Company also closed four locations at year-end. As of January 31, 2007, the Company operated plus-size departments in 181 Deb stores.
Barry Susson, CFO of Deb Shops, added, “Although we reported sales and earnings that were below our original projections from the beginning of the year, fiscal 2007 was marked by the execution of several key objectives. Operationally, we opened 18 new stores of which five were in the under penetrated western portion of the country. Strategically, we increased the number of plus size departments throughout our store base, a key differentiator and important growth vehicle for our Company. Financially, we maintained our commitment to shareholders, returning $0.50 per share through our quarterly dividend payout. We also ended the year with over $127 million in cash and marketable securities. We move forward with a sound business plan and an experienced management team focused on delivering long-term growth and increased profitability.”
Based on current information, Deb Shops has established fiscal 2008 sales guidance in the range of $343 million to $348 million and fully diluted earnings guidance of between $1.55 and $1.60 per share. The amounts are based on a projected low- to mid-single-digit comparable store sales increase and by net store growth of approximately 15 locations.
Deb Shops also today reported that comparable store sales decreased 2.0% for the month ended February 28, 2007. Total sales increased 1.1% to $25.6 million from $25.3 million for the month ended February 28, 2006.
The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops’ results to those of retailers reporting on a 4-5-4 calendar.
For the remainder of fiscal year 2008, Deb Shops, Inc. expects to report monthly sales according to the following calendar:

Month End	Reporting Date
March 2007	April 5, 2007*
April 2007	May 3, 2007*
May 2007	June 7, 2007
June 2007	July 5, 2007*
July 2007	August 2, 2007*
August 2007	September 6, 2007
September 2007	October 4, 2007*
October 2007	November 8, 2007
November 2007	December 6, 2007
December 2007	January 3, 2008*
January 2008	February 7, 2008
*Denotes dates that differ from reporting dates under the 4-5-4 calendar.
Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 336 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.
The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
(tables to follow)

Income Statement Highlights (Unaudited)

	Year Ended		Three Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net sales	$324,741,227	$324,963,607	$85,099,548	$88,386,430

Cost of sales, including buying and occupancy costs	213,985,749	211,680,152	48,440,675	49,358,382

Gross profit	110,755,478	113,283,455	36,658,873	39,028,048

Selling and administrative	76,852,741	72,070,465	20,334,878	18,540,204
Depreciation and amortization	5,366,252	5,441,096	1,407,186	1,420,248

	82,218,993	77,511,561	21,742,064	19,960,452

Operating income	28,536,485	35,771,894	14,916,809	19,067,596
Other income, principally interest	4,369,478	4,135,410	1,110,683	902,173

Income before income taxes	32,905,963	39,907,304	16,027,492	19,969,769
Income tax provision	11,493,000	14,617,000	5,611,000	7,120,000

Net income	$21,412,963	$25,290,304	$10,416,492	$12,849,769

Net income per common share
Basic	$1.49	$1.79	$0.73	$0.90

Diluted	$1.49	$1.78	$0.73	$0.89

Weighted average number of common shares outstanding
Basic	14,326,704	14,125,484	14,327,808	14,320,694

Diluted	14,343,173	14,195,078	14,341,991	14,351,262

EBITDA(1)	$33,902,737	$41,212,990	$16,323,995	$20,487,844

Balance Sheet Highlights (Unaudited)

	January 31, 2007	January 31, 2006
Cash and cash equivalents	$25,779,592	$26,520,757
Marketable securities	$101,950,000	$91,000,000
Merchandise inventories	$34,473,012	$32,902,705
Total current assets	$166,729,274	$154,851,005
Property, plant and equipment, net	$25,744,179	$23,325,292
Total assets	$202,677,463	$187,669,364
Total current liabilities	$43,977,099	$44,602,596
Total liabilities	$56,631,768	$56,114,026
Shareholders’ equity	$146,045,695	$131,555,338

(1)	EBITDA Reconciliation (Unaudited)

	Year Ended		Three Months Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net income	$21,412,963	$25,290,304	$10,416,492	$12,849,769
Income tax provision	11,493,000	14,617,000	5,611,000	7,120,000
Depreciation and amortization	5,366,252	5,441,096	1,407,186	1,420,248
Other income, principally interest	(4,369,478)	(4,135,410)	(1,110,683)	(902,173)

EBITDA	$33,902,737	$41,212,990	$16,323,995	$20,487,844

(1)	EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.